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                                                                  EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-20007 of FPA Medical Management, Inc. on Form S-3 of our report dated March 8, 1996, appearing in the Annual Report on Form 10-K, as amended by Form 10-K/A, of FPA Medical Management, Inc. for the year ended December 31, 1995 and to the use of our report dated March 8, 1996 (except for the pooling of interests with Sterling Healthcare Group, Inc. as described in Notes 1 and 22, for which the date is October 31, 1996) relating to the supplemental consolidated financial statements of FPA Medical Management, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
February 10, 1997